
<ARTICLE> 5
<LEGEND>
THE SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE PRICE
DEVELOPMENT COMPANY, LIMITED PARTNERSHIP FORM 10-Q FOR THE PERIOD ENDED
SEPTEMBER 30, 1999 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
SUCH FINANCIAL STATEMENTS.
</LEGEND>

<PERIOD-TYPE>                   9-MOS                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1999             DEC-31-1998
<PERIOD-END>                               SEP-30-1999             SEP-30-1998
<CASH>                                        $  7,729                $  5,228
<SECURITIES>                                         0                       0
<RECEIVABLES>                                        0<F1>                   0<F1>
<ALLOWANCES>                                         0<F1>                   0<F1>
<INVENTORY>                                          0                       0
<CURRENT-ASSETS>                                     0<F2>                   0<F2>
<PP&E>                                               0<F1>                   0<F1>
<DEPRECIATION>                                       0<F1>                   0<F1>
<TOTAL-ASSETS>                                 758,056                 713,046
<CURRENT-LIABILITIES>                                0                       0
<BONDS>                                              0                       0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                             0                       0
<OTHER-SE>                                     330,392                 236,921
<TOTAL-LIABILITY-AND-EQUITY>                   758,056                 713,046
<SALES>                                              0                       0
<TOTAL-REVENUES>                                97,126                  76,868
<CGS>                                                0                       0
<TOTAL-COSTS>                                        0                       0
<OTHER-EXPENSES>                                50,799<F3>              39,346<F4>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                              21,023                  13,359
<INCOME-PRETAX>                                      0                       0
<INCOME-TAX>                                         0                       0
<INCOME-CONTINUING>                                  0                       0
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                    985                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                    21,583                  24,096
<EPS-BASIC>                                      $1.01<F5>               $1.13
<EPS-DILUTED>                                    $1.01<F6>               $1.13

<F1>The Company utilizes a condensed balance sheet format for 10-Q reporting.
Amounts are included in Other Assets.
<F2>The financial statements reflect an unclassifed balance sheet due to the nature of the Company's industry - Real Estate.
<F3>Amount is comprised of $71,822 of expenses less interest expense of $21,023 reflected elsewhere in this Financial Data Schedule.
<F4>Amount is comprised of $52,705 of expenses less interest expense of $13,359 reflected elsewhere in this Financial Data Schedule.
<F5>The Basis Earnings Per Share before Extraordinary item is $1.06 per share with the Extraordinary item being a loss of $.05 per share.
<F6>Diluted Earnings Per Share before Extraordinary item is $1.06 per share with the Extraordinary item being a loss of $0.05 per share.


